Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of PLBY Group, Inc. (the “Company”) of our report dated March 13, 2025, relating to the consolidated financial statements and the schedule, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
/s/ BDO USA, P.C.
Los Angeles, California
March 21, 2025